Exhibit (a).(5).(B)

News Release 20-04

January 31, 2020

SSR MINING ANNOUNCES EXPIRATION AND FINAL RESULTS

OF REPURCHASE AT OPTION OF HOLDERS OF

2.875% CONVERTIBLE SENIOR NOTES DUE 2033

VANCOUVER, B.C. – SSR Mining Inc. (NASDAQ: SSRM) (TSX: SSRM) (“SSR Mining”) today announces the results of the repurchase at the option of holders of our 2.875% Senior Convertible Notes due 2033 (CUSIP No. 82823L AC0) (the “Notes”) issued pursuant to the Indenture governing the Notes, dated as of January 16, 2013 between SSR Mining and The Bank of New York Mellon, as trustee (the “Indenture”), pursuant to which each holder (each a “Holder”) had the right (the “Put Option”) to require SSR Mining to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, on February 1, 2020. The Put Option expired at 5:00 p.m., New York City time, on January 31, 2020 and was not extended.

We have been advised by The Bank of New York Mellon, the paying agent for the Notes, that as of the expiration of the Put Option, $49,000 aggregate principal amount of the Notes, representing approximately 0.043% of the outstanding Notes were validly surrendered for purchase (and not validly withdrawn). We have accepted for purchase all of the Notes that were validly surrendered for purchase (and not validly withdrawn).

After the commencement of the Put Option and prior to the expiration thereof, $4,000 aggregate principal amount of the Notes were converted into our common shares in accordance with the terms of the Notes and the Indenture.

Accordingly, following the settlement of the Put Option, $114,947,000 aggregate principal amount of the Notes remain outstanding. The remaining outstanding Notes are callable by SSR Mining at par, plus accrued and unpaid interest thereon, if any, at any time at our election giving due notice, in accordance with the terms and conditions of the Indenture.

About SSR Mining

SSR Mining Inc. is a Canadian-based precious metals producer with three operations, including the Marigold gold mine in Nevada, U.S., the Seabee Gold Operation in Saskatchewan, Canada and Puna Operations in Jujuy, Argentina. We also have two feasibility stage projects and a portfolio of exploration properties in North and South America. We are committed to delivering safe production through relentless emphasis on Operational Excellence. We are also focused on growing production and Mineral Reserves through the exploration and acquisition of assets for accretive growth, while maintaining financial strength.

SOURCE: SSR Mining Inc.

SSR Mining Inc.	PHONE +1 604.689.3846	Suite 800 - 1055 Dunsmuir Street
www.ssrmining.com	TOLL FREE +1 888.338.0046	PO Box 49088
Vancouver, BC, Canada V7X 1G4

For further information contact:

W. John DeCooman, Jr.

Senior Vice President, Business Development and Strategy

SSR Mining Inc.

Vancouver, BC

Toll free: +1 (888) 338-0046

All others: +1 (604) 689-3846

E-Mail: invest@ssrmining.com

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”) concerning the anticipated developments in our operations in future periods, and other events or conditions that may occur or exist in the future. All statements, other than statements of historical fact, are forward-looking statements. Generally, forward-looking statements can be identified by the use of words or phrases such as “expects,” “anticipates,” “plans,” “projects,” “estimates,” “assumes,” “intends,” “strategy,” “goals,” “objectives,” “potential,” “believes,” or variations thereof, or stating that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved, or the negative of any of these terms or similar expressions. The forward-looking statements in this news release relate to, among other things, statements regarding the Put Option and the redemption of any remaining outstanding Notes by us. These forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied, including, without limitation, the following: general market conditions, including market factors affecting the price of bonds and equity securities; the amount of cash generated from the business; prevailing interest rates; and those various risks and uncertainties identified under the heading “Risk Factors” in our most recent Annual Information Form filed with the Canadian securities regulatory authorities and included in our most recent Annual Report on Form 40-F filed with the U.S. Securities and Exchange Commission. Our forward-looking statements are based on what our management considers to be reasonable assumptions, beliefs, expectations and opinions based on the information currently available to it. We cannot assure you that actual events, performance or results will be consistent with these forward-looking statements, and management’s assumptions may prove to be incorrect. Our forward-looking statements reflect current expectations regarding future events and speak only as of the date hereof and we do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change other than as required by applicable law. For the reasons set out above, you should not place undue reliance on forward-looking statements.

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